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                                                 Exhibit 3.2


                            WICOR, Inc.
                       Amendment to By-Laws
                    Effective February 28, 1995


    RESOLVED, that the second sentence of Section 3.01 of the Corporation's By-Laws be, and it hereby is, amended to read as follows:

         "The number of directors of the corporation shall be ten (10), divided into three classes of three (3, three (3) and four (4) directors, respectively, and designated as Class I, Class II and Class III, respectively."

    FURTHER RESOLVED, that the foregoing resolution shall be effective February 28, 1995.
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